Exhibit 23.5

CONSENT OF CANADIAN COUNSEL

We hereby consent to the reference to our name on the cover page of the Prospectus contained in this Registration Statement on Form F-10 of Greenfire Resources Ltd. and under the headings “Certain Canadian Federal Income Tax Considerations,” “Interests of Experts” and “Enforceability of Civil Liabilities” in the Prospectus, and to the reference to our opinions contained in such sections.

In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

/s/ Blake, Cassels & Graydon LLP
Blake, Cassels & Graydon LLP

Calgary, Alberta, Canada
July 27, 2026